FOR IMMEDIATE RELEASE

QUALITY DISTRIBUTION REPORTS IRREGULARITIES

AT NON-CORE INSURANCE BROKERAGE SUBSIDIARY

Company Will Take Fourth Quarter Charge and Restate Results

Core Business Strong,

Expects 2004 Revenue Growth (Before Fuel Surcharges) of 9% to 12%;

Diluted EPS of $1.60-$1.70 Per Share

TAMPA, FL, February 2, 2004—Quality Distribution, Inc. (NASDAQ:QLTY) announced today that it has discovered irregularities at Power Purchasing, Inc. (“PPI”), a non-core subsidiary. PPI primarily assists independent contractors in obtaining various lines of insurance for which PPI derives fees as an insurance broker.

The Company said that its investigation to date indicates that the irregularities resulted from unauthorized actions by PPI’s former manager. The former manager failed to renew certain insurance policies for PPI’s customers yet continued to collect premiums in violation of insurance laws. The former manager concealed these activities from the Company. Based on the investigation to date, the former manager appears to have been the only person engaged in these irregularities, which were limited to PPI.

The Company has notified the Insurance Department of the State of Pennsylvania, where PPI is domiciled and has contacted, or is contacting, other appropriate regulatory agencies. The Company is in the process of streamlining PPI’s operations and a risk management executive, who is a member of Quality Distribution’s senior management, is now managing PPI.

Financial Impact

The investigation was initiated by the Company’s internal audit department and is currently being conducted by the Audit Committee of the Board of Directors with the assistance of outside legal counsel and a forensic accounting firm. The results of the investigation conducted to date also indicate various accounting irregularities at PPI, all related to the activities of the same former manager. Specifically, PPI’s former manager recorded improper receivables and deposits from third parties and failed to set up adequate reserves for claims during the periods that PPI’s customers were not insured by third parties.

The accounting and insurance issues will result in a restatement in Quality Distribution’s unaudited financial statements for the nine months ended September 30, 2003, as well as its audited financial statements for the years ended December 31, 2002 and 2001. The total reduction to operating income is expected to be approximately $10 million for the time period prior to 2003 and approximately $6 million for the nine months ended September 30, 2003. A portion of the total reduction to operating income will not impact the Company’ s operating results for periods subsequent to 2003. Approximately two-thirds of the restatement adjustment is expected to consist of non-cash charges.

The Company also expects to incur charges in the fourth quarter ended December 31, 2003, in connection with insurance regulatory issues arising from the irregularities at PPI and expects to incur additional expenses in 2004 relating to the investigation. The Company currently estimates these amounts, after giving effect to potential recoveries, to be approximately $3 million to $6 million, which will be paid starting in 2004.

The Company currently anticipates reporting audited 2003 results and prior year restatements on a timely basis in accordance with its periodic filing requirements. Fourth quarter 2003 revenues before fuel surcharges are expected to be up approximately 10% compared to the fourth quarter of 2002. Fourth quarter net income will be impacted by the events at PPI and various non-recurring expenses, primarily related to the initial public offering.

The above amounts remain subject to change pending completion of the investigation and the audit of the Company’s financial statements, which is currently in process.

Outlook for 2004

The Company is optimistic regarding the outlook for its business in 2004. It expects for the full year 2004, revenue growth (before fuel surcharges) in the range of 9% to 12% and diluted earnings per share in the range of $1.60 to $1.70. The diluted earnings per share amounts reflect the anticipated utilization of the Company’s net operating loss carryforwards for federal income taxes.

“The irregularities at PPI are unfortunate and unacceptable. Nonetheless, Quality Distribution’s core business remains strong and very promising,” said Thomas L. Finkbiner, Chairman, President and CEO. “Business is robust as we continue to gain market share and the list of prospective affiliates is stronger than we have ever seen. We are very encouraged regarding the outlook for the further growth of our core business.”

Quality Distribution will host an investor conference call on February 2, 2004 at 5:00 p.m. (EST) to discuss this news release. The call can be accessed by dialing 877-780-2271, toll-free. A replay will be available until February 16, 2004 by dialing 877-519-4471; the passcode is 4482034. Copies of this press release and other financial information about the Company may be accessed on the “Investors” section of the Company’s website at www.qualitydistribution.com.

About Quality Distribution

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,400 tractors and 7,900 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec-based Levy Transport. Quality Distribution also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include new information or additional issues that may arise as the audit committee and its outside advisors complete their investigation into irregularities discussed above, the ultimate findings of the audit committee review which may require further restatement of Quality Distribution’s financial statements, the final outcome of the state regulatory investigations relating to the insurance irregularities and any other governmental or legal proceedings initiated against Quality Distribution and the reaction of Quality Distribution’s lenders, investors, drivers and affiliate owner-operators to the insurance irregularities and restatements. Other important factors that may cause actual results to differ materially from the forward-looking statements include Quality Distribution’s substantial leverage, economic factors, downturns in customers’ business cycles, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by Quality Distribution in this press release and the risk factors disclosed in Quality Distribution’s Registration Statement on Form S-1 declared effective on November 6, 2003 and other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Investors:	Thomas L. Finkbiner Quality Distribution, Inc. (813) 630-5826	Media:	Steven Anreder Anreder & Company (212) 532-3232